Exhibit 23.1

CONSENT OF INDEPENDENT AUDITORS

The Board of Directors

Genesis Microchip Inc.

We consent to the use of our report dated April 25, 2003, except for Note 16, as to which the date is May 30, 2003, relating to the consolidated balance sheets of Genesis Microchip Inc. as at March 31, 2003 and 2002 and the related consolidated statements of operations, stockholders’ equity and cash flows for each of the three years in the period ended March 31, 2003, incorporated herein by reference.

/s/ KPMG LLP

Toronto, Canada

December 2, 2003